www.TractorSupply.com

TRACTOR SUPPLY COMPANY COMPLETES MANAGEMENT TRANSITION

Brentwood, Tennessee, February 21, 2012 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that, effective February 15, 2012, Gregory A. Sandfort assumed the title of Chief Operating Officer in addition to his role as President.  As planned, Stanley L. Ruta, who previously served as Executive Vice President and Chief Operating Officer, retired from Tractor Supply Company effective February 15, 2012.  As part of this transition, Mr. Ruta served in the role of Vice President, Special Projects since July 2011.

Jim Wright, Chairman and Chief Executive Officer, stated, “Greg has been instrumental in helping to position Tractor Supply better than ever before to seize the considerable opportunities that lie ahead.   The transition in assuming responsibility of store operations, which took place in July 2011, has been seamless and we look forward to his ongoing contributions to the Company.  The structural improvements we have made in recent years continue to gain traction, as we remain intensely focused on consistent execution against our key strategic initiatives.”

As President and Chief Operating Officer, Mr. Sandfort will continue to lead the store operations function in addition to his leadership responsibilities for merchandising, marketing and inventory.  Mr. Sandfort joined Tractor Supply Company in November 2007 and has served as President and Chief Merchandising Officer of the Company since February 2009.  He previously served as President and Chief Operating Officer at Michaels Stores, Inc. and has also held positions of increasing responsibility in merchandising and management at retailers such as Sears Roebuck and Company and Federated Department Stores.

Mr. Wright concluded, “On behalf of the Board and everyone at Tractor Supply, I would like to thank Stan for the leadership, dedication and commitment that he has given to the Company for nearly twenty years.  He has been with Tractor Supply since we went public in 1994 and has played an integral role in helping us achieve many important milestones.  Under his leadership, we have successfully grown our store base and have continuously evolved the in-store shopping experience to ensure that we exceed our customers’ expectations.  We appreciate all of his efforts and achievements and wish him all the best in his retirement.”

About Tractor Supply Company
At December 31, 2011, Tractor Supply Company operated 1,085 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.